News Release

For Immediate Release:	For More Information,
April 30, 2012	Contact: Jerry L. Ocheltree
910-576-6171

First Bank to Assume the Deposits and Certain Loans

of the Gateway Bank Branch in Wilmington, North Carolina

TROY, North Carolina – First Bank, the bank subsidiary of First Bancorp (NASDAQ - FBNC), announces today the signing of a definitive agreement whereby First Bank will assume all of the deposits and acquire certain loans of the Gateway Bank & Trust Co. branch located at 901 Military Cutoff Road, Wilmington, North Carolina. The Gateway Bank branch will be closed, and the acquired accounts will be transferred to the First Bank branch located in the Landfall Shopping Center located at 1701 Eastwood Road. The transaction is subject to regulatory approval and is expected to occur in the third quarter of 2012.

Jerry L. Ocheltree, Chief Executive Officer, addressed the Gateway Bank customers, “I look forward to welcoming you as a First Bank customer. With five First Bank branches in Wilmington, including one just down the street from your current Gateway Bank branch, I hope you will be pleased with the convenience that the additional locations will provide.”

“We’ll be in touch with you soon regarding the details and timing of the transfer of your account to First Bank. We have acquired many bank branches in recent years, and I expect the transition to go very smoothly. I thank you for the opportunity to serve you,” Mr. Ocheltree stated.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.